Exhibit 99.2

Genesis Energy, L.P. Prices Private Placement of Additional Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced that it and its subsidiary, Genesis Energy Finance Corporation, priced an offering of $100 million in aggregate principal amount of 7 7/8% Senior Notes due 2018. The price to investors will be 101% of the principal amount of the notes.

The notes are being offered as additional notes under the indenture pursuant to which we issued $250 million aggregate principal amount of notes on November 18, 2010. The new notes and our outstanding notes will be treated as a single class under the indenture. The offering is expected to close on February 1, 2012, subject to customary closing conditions. We intend to use the net proceeds from the offering to repay outstanding borrowings under our revolving credit facility.

The notes and the related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered and issued only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding our ability to close successfully the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer